EXHIBIT 99.2

                     MERCURY FINANCE COMPANY AND SUBSIDIARIES
                              MANAGEMENT'S DISCUSSION
                              (dollars in thousands)


  OVERVIEW

  Mercury Finance Company ("Mercury") ("the Company") operates as a consumer finance business engaged in the acquisition of individual installment sales finance contracts from automobile dealers and retail vendors, extending short-term installment loans directly to consumers and sales of credit insurance and other related products.

  As previously disclosed, on January 29, 1997 the Company announced that it would restate previously reported financial information for prior years and interim earnings for 1996 as a result of the discovery of accounting irregularities which caused the overstatement of earnings in 1994, 1995 and 1996. On July 15, 1997 Mercury released its audited December 31, 1996 balance sheet. However, due to issues related to the allocation of the recognition of credit loss expenses between the years 1994, 1995 and 1996, the release of the 1996 income statement has been delayed. As a result, the Company's discussion and analysis is limited to those analyses that can be made using the June 30, 1997, March 31, 1997 and December 31, 1996 balance sheets and the income statements for three months ended June 30, 1997 and the three months ended March 31, 1997.

  Following the announcement of the accounting irregularities, the Board of Directors hired a crisis management firm to act as interim senior management to 1) improve operations by stabilizing branch activity and plan for the consolidation of duplicative or underperforming branches, 2) reduce expenses particularly in the area of credit losses, 3) perform a thorough review of the Company's financial records including the methodology utilized in accounting for credit losses and 4) assist the Board in mapping the future of Mercury.

  A captive insurance company, MFN Insurance, was formed to participate in the Company program which provides insurance to Mercury's customers who do not provide proof of current insurance coverage on automobiles that are collateral for the outstanding loans.

  Summarized below is the activity in the number of operating branches:



                                          2nd Quarter          1st Quarter


  At beginning of period                          289                 287
  Opened                                           12                   2
  Closed                                          (38)                  -
  At end of period                                263                 289


  The branches closed in the second quarter were considered to be duplicative or underperforming locations. The costs related to the closings consisting primarily of lease settlements and write off of leasehold improvements aggregated $325. The branches opened in the second quarter are centralized loan recovery branches, which collect the balance due on loans after the collateral has been liquidated and proceeds applied.

  The Taxpayer Relief Act of 1997 ("the Act") was signed into law in August 1997. A provision of the Act is to reduce the Net Operating Loss carryback period from three years to two years beginning after August 5, 1997. For tax reporting purposes, this new law restricts net operating losses, if any, incurred in 1998 to be carried back to 1996, where the Company did not have taxable income versus under the previous legislation, any 1998 net operating losses would have carried back to 1995, where the Company has reported significant taxable income. For financial reporting purposes, the change in the tax law raises a question as to the realizability of the deferred tax asset that is recorded in the financial statements ($48,320 as of June 30, 1997) because as of January 1, 1998, the reversal of the temporary differences that give rise to the deferred taxes, primarily the allowance for credit losses, can no longer be carried back to periods of taxable income. Accordingly, it is unlikely the Company will be able to record deferred tax benefits for temporary differences experienced beginning in the third quarter of 1997 and it is expected that any deferred tax assets on the books at December 31, 1997 will require substantial, if not complete, valuation allowances.

  FINANCIAL CONDITION

  Finance Receivables

  Accounting for Credit Losses

  Mercury originates direct consumer loans and acquires individual sales finance contracts from third party dealers. The sales finance contracts are generally acquired at a discount from the principal amount. This discount is generally referred to as a non-refundable dealer reserve. The amount of the discount is based on the credit risk of the borrower, the note rate of the contract and the competition faced by the Company in acquiring receivable contracts. In previous years, the non-refundable dealer reserve was considered to be adequate to absorb the majority of losses on the acquired receivables. However, as the sub-prime market has evolved and become more competitive, the dealer reserve has proven to be inadequate to absorb all of the credit losses.

  Mercury uses a loss reserving methodology commonly referred to as "static pooling". The static pooling methodology provides that the Company stratify the components of its sales finance receivable portfolio (i.e. dealer reserve, principal loan balances and related loan chargeoffs) into separately identified pools based on the period that the loans were acquired. Mercury defines a pool as loans acquired within a given month whereas others in the industry may use a quarterly basis.

  The dealer reserve is amortized and made available to absorb credit losses over the life of the pool of receivables. The dealer reserve cannot be utilized to offset provision for finance credit losses immediately, but must be held to offset future losses. Management believes this method provides for a more appropriate matching of finance charge income and provision for finance credit losses. With the "pools" established on a monthly basis and the "release" of the dealer reserve over time, the financial statements are among the most conservative in the industry.

  Reserve requirements for sales finance and direct receivables are calculated based on the estimated losses inherent in each category of
  delinquency (i.e. 30, 60, 90 and 120 days past due).   These assumed
  losses are utilized to determine the projected cash flows from each impaired category. The projected cash flow is then discounted to estimate the net present value of the impaired loans. A reserve is established in an amount sufficient to reduce the book value of the impaired receivable to its net present value. Repossessed collateral is valued at an estimate of its net realizable value.

  The finance receivables consist of direct financing and sales financing as follows:



                                    June 30,   % of       March 31,     % of   December 31,      % of
                                       1997   Total           1997     Total          1996      Total


  Direct financing receivable    $  150,777   12.29%    $  151,659     11.95%   $  152,633      11.63%
  Sales financing receivable      1,075,474   87.71%     1,117,535     88.05%    1,159,848      88.37%
  Gross finance receivable       $1,226,251  100.00%     1,269,194    100.00%   $1,312,481     100.00%

  Unearned finance charges         (209,311)              (218,428)               (228,405)
  Unearned commissions,
    insurance premiums and
    insurance claim reserves         (4,391)                (8,326)                 (7,253)
  Net finance receivables        $1,012,549             $1,042,440              $1,076,823


  Certain activity that occurred during the periods:



                                                  3 months ended     3 months ended
                                                   June 30, 1997     March 31, 1997


  Originations                                         $ 241,984           $235,014

  Cash collections                                     $ 197,052           $206,369

  Chargeoffs                                           $  39,335           $ 34,681


  The outstanding balance of receivables continues to decline due to a lower level of originations than in prior years. New management is attempting to reduce credit losses by implementing stricter credit standards which has resulted in lower originations.

  Allowance for Credit losses and Non-refundable Dealer Reserves

  The following tables summarizes balances and activity in the non-refundable dealer reserves, allowance for credit losses, and charges to dealer reserves and related ratios for June 30, 1997, March 31, 1997 and December 31, 1996.

  Allowance for finance credit losses and dealer reserves as of:



                                                   June 30,            March 31,        December 31,
                                                      1997                 1997                1996


  Allowance for credit losses                   $  123,604             $111,584             $97,762

  Allowance as a percentage of
  total finance receivables outstanding
  at end of period                                   11.28%                9.91%               8.42%


  Dealer reserves                               $   71,365             $ 80,677              89,378

  Dealer reserves as a percentage
  of total finance receivables out-
  standing at end of period                           6.51%                7.16%               7.70%


  The following activity occurred in the dealer reserves, allowance for finance credit losses, and charges to dealer reserves:



                                             Allowances for       Non-refundable
                                              Credit losses       Dealer reserve


  Balance at December 31, 1996                     $ 97,762           $  89,378
  Provision for finance credit
    Losses                                           30,462                  -
  Chargeoffs/losses,
   net of recoveries                                (16,640)            (22,695)
  Discounts acquired                                    -                13,994
  Balance March 31, 1997                           $111,584           $  80,677

                                             Allowances for      Non-refundable
                                              Credit losses      Dealer reserve

  Balance at March 31, 1997                        $111,584           $  80,677
  Provision for finance credit
    Losses                                           24,544                  -
  Chargeoffs/losses,
   net of recoveries                                (12,524)            (22,157)
  Discounts acquired                                    -                12,845
  Balance June 30, 1997                            $123,604           $  71,365


  The allowance for credit losses has increased during the first six months of 1997 due to an increase in the past due accounts as a result of a slowdown of chargeoffs for financial reporting purposes. The Company's credit loss accounting methodology is based upon losses inherent in the portfolio as demonstrated by the delinquency agings and as such the timing of chargeoffs does affect the recording of the credit loss provision.

  The balance of dealer reserves declined ratably over the first six months of 1997 because the amount of dealer reserves acquired as a percentage of originations have declined beginning in the latter part of 1996 and because of the general decline in the portfolio balance. The dealer reserve acquired as a percentage of originations was stabilized during the second quarter of 1997, although the current level is below historic levels. This decline in the balance of dealer reserves is expected to continue through the end of 1997.

  The Company believes that the allowance for finance credit losses at June 30, 1997 are adequate.

  Delinquencies and Repossessions

  The Company generally suspends the accrual of interest when an account becomes 60 days or more contractually delinquent. The following table sets forth certain information with respect to the contractually delinquent receivables and repossessed assets (in thousands):



                                                         June 30,             March 31,            December 31,
                                                            1997                  1997                    1996


  Delinquent gross receivables                          $ 52,798              $ 56,250                 $50,460
  Repossessed assets                                       5,700                 5,685                   6,700
  Total                                                 $ 58,498              $ 61,935                 $57,160

  Delinquent gross receivables to
  gross finance receivables                                 4.19%                 4.16%                   3.61%

  Delinquent gross receivables and repossessed
  assets to gross finance receivables plus
  repossessed assets                                        4.64%                 4.56%                   4.08%


  Loan collateral is repossessed when debtors are 120 days late or more on payments. Automobiles are generally sold within 60 days at auction.

  Debt and liquidity

  The debt of the Company is in the form of senior commercial paper, senior term notes and subordinated debt, which totaled $1,005 million at June 30, 1997 and $1,015 million at March 31, 1997. As a result of the Company's announcement regarding the discovery of the accounting irregularities, the Company is in default of its credit agreements. Mercury currently has a forbearance agreement with its lenders, which has a stated termination date of September 30, 1997. The forbearance agreement required a principal repayment of $70 million from the proceeds of the sale of Lyndon Insurance Company ("Lyndon") and requires principal repayments based on excess cash balances at each month end during the duration of the forbearance agreement, $6 million escrow fund to be used to repay any due and unpaid interest at the end of the forbearance period, and payment of principal and interest from cash proceeds arising from the occurrence of a significant event. Accrual and payment of interest is as follows.



                                                                                 Interest to be paid
                                                                                upon the earlier occur-
                           Stated          Forbearance    Forbearance         ence of a significant
                          contract          interest        interest          event(as defined below)
                          interest           accrued     currently paid          or October 1, 1997


  Senior debt,
  commercial paper
  and notes              5.5%-5.86%           9.0%               7.0%                  2.0%

                                                                                Forbearance inter-
                                           Greater of       Greater of          est accrual less
  Senior Debt,                             Default rate     Contract rate       forbearance
  term notes             6.16%-8.62%       or 9.0%            or 7.0%           interest up to 9%


  Subordinated Debt      9.76%-10.86%      9.76%-10.86%          5.5%                  None

       The default rate on senior debt, term notes is generally contract interest plus 2%.


  A significant event is defined as a sale of an asset with book value in excess of $5 million or a tax refund. The sale of Lyndon on June 3, 1997 was deemed a significant event for which unpaid accrued interest of $5,727 was paid. In July, 1997, Mercury made a principal repayment of $70 million out of the proceeds from the sale of Lyndon. The Company has also made principal payments of $25 million out of excess cash balances through September 5, 1997.

  In February 1997, Mercury entered into a separate agreement with Bank of America Business Credit ("BABC") wherein BABC agreed to provide a $50 million line of credit collateralized by all of the finance receivables. This facility expires January 6, 1998, subject to receipt of certain waivers from leaders which expire September 30, 1997, and at June 30, 1997, no amounts are outstanding. The Company has positive cash flow and anticipates no need for borrowing against this facility in the future to fund operations.

  Disposition of Lyndon

  On March 28, 1997, Mercury executed a stock purchase agreement between Mercury Finance Company and Frontier Insurance Group, Inc. for the sale of Lyndon Insurance Company, a wholly owned subsidiary of Mercury. The transaction was closed on June 3, 1997. The purchase price of $92,000 resulted in a loss on sale of $29,528, which was recorded in the first quarter of 1997. The consolidated results of operations of Mercury include the net income of Lyndon through closing of $6,550, however, pursuant to the agreement, net income subsequent to the agreement's execution of $2,025 was allocated to the buyer.

  Credit card program

  The Company has a portfolio of approximately $83 million of unsecured receivables relating to a credit card program that originated in late 1995 and 1996. This program has generated losses prior to the allocation of interest expense of $1.6 million dollars in the first six months of 1997, of which $.6 million related to the second quarter.

  RESULTS OF OPERATIONS

  Summarized below are the results for the first two quarters of 1996 excluding activities relating to the Lyndon Insurance Company:



                                      3 Months        3 Months        6 Months
                                         Ended           Ended           Ended
                                March 31, 1997   June 30, 1997   June 30, 1997


  Finance charges and fees            $ 63,491        $ 59,736        $123,227
  Investment income                        237             643             880
    Total finance charges, fees
    and investment income               63,728          60,379         124,107

  Interest expense                     (20,716)        (23,549)        (44,265)
     Interest income before
     provision for finance
     credit losses                      43,012          36,830          79,842

  Loss Provision                       (30,462)        (24,544)        (55,006)
     Net interest income                12,550          12,286          24,836

  Insurance commissions                  1,712           1,683           3,395
  Insurance premiums                       -             1,222           1,222
  Fees and other income                  1,691           1,135           2,826
     Total other income                  3,403           4,040           7,443

  Salaries and benefits                 13,417          13,668          27,085
  Occupancy                              1,457           1,411           2,868
  Equipment                                852             973           1,825
  Data processing                          543             549           1,092
  Other operating expenses               7,106           7,957          15,063
     Total operating expenses           23,375          24,558          47,933

  Loss from continuing
  operations                            (7,422)         (8,232)        (15,654)

  Non-operating expenses                (5,129)         (5,128)        (10,257)
  Store closing expenses                   -              (325)           (325)
     Loss before income tax            (12,551)        (13,685)        (26,236)
  Credit for Income taxes                4,385           5,316           9,701
  Net loss                            $ (8,166)       $ (8,369)       $(16,535)


  Descriptions of categories with significant variances are as follows:

  Finance charges, fees and other interest
  Finance charges and fees decreased $3,755 or 5.9% from the first quarter to the second quarter. Approximately one-half of this reduction is attributable to the decrease in net receivables outstanding. The remaining reduction is due to a slight decrease in the yield of new originations as a result of the acquisition of higher quality loans and increased competition in the marketplace.

  Investment income
  Investment income increased by $406 from the first quarter to the second quarter primarily due to the proceeds received from the sale of Lyndon of $92 million on June 3, 1997 which was invested on a short-term basis.

  Interest expense
  Interest expense increased $2,833 or 13.7% in the second quarter versus the first quarter. This increase is the result of the higher default rate of interest expense being accrued beginning February 10, 1997 pursuant to forbearance arrangements.

  Provision for finance credit losses
  The loss provision for the second quarter decreased 5,918 or 19.4% from the first quarter. The lower loss provision relates to improvements in loss experience and delinquencies over the previous period.

  Insurance premiums
  Insurance premiums earned in the second quarter relate to premiums earned by the captive insurance company that was formed in the second quarter of 1997.

  Other operating expenses
  Other operating expenses increased by $851 or 12% in the second quarter. Increases in collection expense from the new credit scoring application and corporate insurance premiums account for the bulk of the increase.